Free Writing Prospectus

Filed Pursuant to Rule 433
Registration Statement No. 333-132201
October 5, 2006



Lead Manager		Wachovia Capital Markets, LLC (Bill & Deliver)

Issuer 			Toyota Motor Credit Corp

Note Type 		Medium Term Notes, Series B US MTN Program

Ratings 		Aaa/AAA

CUSIP 			89233PZP4

USD Amount 		$150,000,000

Interest Rate		Prime Rate - 2.93%

Issue Price 		100.00%

Commissions		.03%

Net Proceeds (%)	99.97%

Net Proceeds ($)	$149,955,000

Announcement Date   	October 5, 2006

Closing Date 		October 11, 2006

Maturity Date		May 12, 2008

Interest Payment Dates  Quarterly, on the 12th of February, May, August, and
                        November subject to adjustment, commencing with a long first coupon on February 12,2007

1st Payment Date 	February 12, 2007

Reset Dates		Each Business Day

Rate Determination Date	The same Business Day as the related Interest Reset Date

Day Count Fraction	Actual/360

Business Day Convention	Following

Business Days	 	New York

Minimum Denominations 	$1,000 and $1,000 incrementally thereof

DTC #:			250

Additional Terms of the Notes:
The Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

__________________________________________________________________


Toyota Motor Credit Corp has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Toyota Motor Credit Corp and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia, toll free at 1-800-326-5897.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.